Hammer Handle Enterprises Inc. Increases Land position, Updates Exploration Status

May 14, 2008: Hammer Handle Enterprises Inc. (the “Company”) announces that it has increased its land position at its Pinto project in south central British Columbia through the acquisition of six new claim cells adjacent to its existing claims.  The net increase in the Company's land position is 125.6472 hectares for a total of 356.0028 hectares. The new cells were acquired directly from the British Columbia Mineral Titles Branch through the Company's consulting geologist, Paul Gray, P. Geo at a total cost of C$737.79.  The new cells comprise British Columbia mineral claim 583886 and are referred to by the Company as "Cayenne 4".  The Company intends to conduct exploration on Cayenne 4 in order to verify whether it contains any mineralization.   Please see the following updated table of claims comprising the Company's Pinto project:

Claim Name	Tenure Number	Area (ha)
Cayenne	577878 (1)	62.8238
Cayenne 2	553742	62.8186
Cayenne 3	553575	104.7132
Cayenne 4	583886	125.6472
		356.0028

(1)  formerly tenure 529410

The Company also reports that access to its mineral claims may be impeded for some time by snow cover and two recent events.  An avalanche of snow has covered a section of the Forest Service Road which is used to access the claims.  Also, ownership of the forest company that maintains the Forest Service Road is being transferred.  Indications are that, until the transfer completes, the road is unlikely to be re-opened and maintained. Until the road is re-opened and maintained we cannot access our mineral claims to conduct exploration.  We believe the road will be re-opened in the next few months and will provide a further exploration update at that time.

HAMMER HANDLE ENTERPRISES INC.
(signed)
David Price, President
206-202-3226